Consent of Independent Accountants


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 28, 1997, relating to the financial statements and financial highlights of Emerging Markets Equity Portfolio of Morgan Stanley Universal Funds, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report in the Prospectuses which constitute parts of this Registration Statement. We also consent to the references to us under the heading "Financial Statements" in such Statement of Additional Information, and to the references to us under the headings "Financial Highlights" and "Other Services--Independent Accounts" in such Prospectuses.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
April 28, 1997